Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statements Nos. 333-138617 and 333-138617-01

Pricing Term Sheet for
6.250% Guaranteed Notes due 2017

Issuer:	Vale Overseas Limited

Guarantor:	Companhia Vale do Rio Doce

Title of Securities:	6.250% Guaranteed Notes due 2017

Aggregate Principal Amount:	US$1,250,000,000

Price to Public:	99.267% of face amount

Maturity:	January 23, 2017

Coupon:	6.250%

Interest Payment Dates:	January 23 and July 23, commencing July 23, 2007

Yield to maturity:	6.346%

Benchmark:	4.625% US Treasury due 2016

Benchmark Yield:	4.666%

Spread to Treasury:	168 bps

Settlement Date:	T+3; November 21, 2006

CUSIP/ISIN:	91911TAG8 / US91911TAG85

Ratings:	Baa3 / BBB (Moody’s/S&P)

Minimum Denominations:	US$2,000/US$1,000

Optional redemption:	Make-whole provision at T+25 basis points

Listing:	NYSE (pending)

Book-Running Managers:	Credit Suisse Securities (USA) LLC
Credit Suisse Securities (Europe) Limited
UBS Securities LLC
ABN AMRO Incorporated
Santander Investment Securities Inc.

Senior Co-Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
Bradesco Securities, Inc.
Calyon Securities (USA) Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Mitsubishi UFJ Securities International plc
Scotia Capital (USA) Inc.

Co-Managers:	BB Securities Ltd.
Banco Itaú Europa S.A. - SFI Branch
BBVA S.A.
Daiwa Securities SMBC Europe Limited
Dresdner Kleinwort Securities LLC
Fortis Securities LLC

Mizuho International plc Natexis Bleichroeder Inc. SG Americas Securities, LLC Standard Chartered Bank TD Securities (USA) LLC WestLB do Brasil Cayman Limited

Format:	SEC Registered

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Securities to which this final term sheet relates have been registered by Vale Overseas Limited and Companhia Vale do Rio Doce by means of a registration statement on Form F-3 (Registration Nos. 333-138617 and 333-138617-01).

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-226-3754 (in the United States), or by calling collect 1-212-409-7563 (outside the United States).

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